Exhibit 10.21

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

MASTER SERVICE AGREEMENT (MSA), REC-11299

between

ExcellGene SA

Route de l’Ile-aux-Bois 1A, 1870 Monthey, Switzerland and its Affiliates
hereafter referred to as “ExcellGene” or “XLG”, and

Akston Biosciences Corporation

100 Cummings Center, Suite 455B, Beverly, MA 01915 and its Affiliates
hereafter referred to as “Akston” or “Client”

hereinafter individually referred to as “Party” or collectively as “Parties”.

Background

−	ExcellGene is a recognized service provider in the biopharmaceutical industry, specializing in protein expression technologies as well as the creation of stable, high- yield CHO and HEK cell lines. The company also has expertise in manufacturing processes and technology transfer. ExcellGene utilizes its own proprietary technology and materials to deliver these services.
−	ExcellGene owns and has developed fully characterized cell hosts, known as CHOExpress® and HEKExpress®, which are utilized in conjunction with other related technologies. These are employed for various purposes such as transient gene expression, stable pool formation, and clonal cell line production, all aimed at developing cell lines and processes for the manufacturing of Target Proteins for its clients.
−	Akston is a corporation, specializing in animal health.
−	Akston has agreed to contract ExcellGene to generate highly productive CHOExpress®- derived cell lines that produce a biologic molecule for the animal health space, including but not limited to IgGs and Fc-fusion proteins for use in canine, feline, equines. Akston may also have an interest in contracting with ExcellGene to create one or more 500-vial Master Cell Banks. In addition, ExcellGene will develop a GMP-ready, Bioreactor process including purification (USP & DSP) at 40L scale, if required by Akston.
−	In this context Akston wishes to commission from time to time, in separate Price Contracts under this MSA, ExcellGene for development Work, having ExcellGene represented to have adequate expertise, capability and organization to perform such Work.
−	In order to pursue the development and commercialization of Akston’s identified Target Proteins (“Purpose”), ExcellGene shall grant Akston licenses for the use of ExcellGene's Material and Technology to produce and commercialize such Target Protein from the clonal cell line(s) or pool(s) derived from ExcellGene’s proprietary Technology and Material.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereby agree to enter into the following Agreement:

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1.	DOCUMENT

1.1.	CREATION

Created (YYYY-MM-DD)	Released (YYYY-MM-DD)	Finance ID
2025-03-05	2025-03-19	AKS

Brooke Williams	/s/ Brooke Williams
BD Manager

Vlad Moldovan	/s/ Vlad Moldovan
Sales Backoffice Manager

Sebastian Rheindorf-Zaorski	/s/ Sebastian Rheindorf Zaorski
Chief Strategy & Corporate Development Officer

Dr. Divor Kiseljak	/s/ Divor Kiseljak
Chief Operating Officer

1.2.	FOLLOW-UP

Version	Issuance	Review	Criticality of change	Training needed
1	2025-03-19	n/a	n/a	No

1.3.	RELATED DOCUMENTS

(Name/REC)	(YYYY-MM-DD)	(YYYY-MM-DD)
Document	Effective date	Termination date

CDA	2025-03-03	2025-03-03; 24:00
Purchase Order (PO# ABC- 02-25-1925-PU)	2025-03-05

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2.	TABLE OF CONTENTS

MASTER SERVICE AGREEMENT (MSA), REC-11299		1
1. DOCUMENT		2
1.1.	Creation	2
1.2.	Follow-up	2
1.3.	Related documents	2
2. TABLE OF CONTENTS		3
3. DEFINITIONS		5
4. CONTRACTUAL DOCUMENTS		8
4.1.	Master Service Agreement (MSA)	8
4.2.	Price Contracts (PC)	8
4.3.	Technical Quality Agreements (TQA)	8
4.4.	Confidential Disclosure Agreement(s) (CDA)	8
4.5.	Order of precedence	8
5. SCOPE OF WORK		8
6. PRICE, LICENSE AND PAYMENT		9
6.1.	Price for Work performed by ExcellGene	9
6.2.	License terms	9
6.3.	Invoicing and payment terms	9
6.4.	Costs and expenses for shipments	9
7. TIMELINE		9
7.1.	Work duration	9
7.2.	Computation of Work duration	10
7.3.	Work interruptions between Work phases	10
7.4.	Interruption of ongoing Work phase	10
8. RECORD KEEPING AND ACCESS		11
9. OWNERSHIP OF MATERIAL, TECHNOLOGY AND DEVELOPMENT		11
9.1.	Background IP	11
9.2.	Foreground IP in relation to transient gene expression	12
9.3.	Foreground IP in relation to stable pools and stable cell line developments	12
9.4.	Other Foreground IP	12
9.5.	IP DISPUTES	13
10. CONFIDENTIALITY		13
11. REPRESENTATION AND WARRANTIES		13
12. EFFECTIVE DATE AND TERMINATION		13
12.1.	Effective Date of the MSA	13
12.2.	MSA TERMINATION	14
12.3.	Early Termination of Price Contracts	14
12.4.	Provisions Surviving Termination	14
13. PUBLICITY		14
14. NOTIFICATIONS		14
15. APPLICABLE LAW AND DISPUTE RESOLUTION		15
15.1.	Applicable law	15

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15.2.	Dispute resolution	15
15.3.	Certain Remedies	15
16. FORCE MAJEURE		16
17. FINAL PROVISIONS		16
17.1.	Assignment	16
17.2.	Non-solicitation	16
17.3.	Amendments	16
17.4.	No partnership	16
17.5.	Severability	17
17.6.	Entire Agreement	17
17.7.	Authority	17
18. COUNTERPARTS AND SIGNATURES		18
END OF DOCUMENT		18

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3.	DEFINITIONS

As used in this Agreement the following terms shall have the meanings set forth herein. Terms defined in the singular or plural, shall have the same respective meanings when used in the plural or singular.

Affiliate: Refers to any organization or entity that is either controlled by, in control of, or under common control with a Party. "Control" is defined as the direct or indirect ability to influence the management and policies of an entity, either through ownership or other means.

Agreement: Refers to this Master Service Agreement (MSA), which includes any associated Price Contract(s) (PC), Technical Quality Agreement(s) (TQA), and Confidential Disclosure Agreement (CDA), and may be amended over time in accordance with its terms.

Background IP: shall mean Intellectual Property in any Materials, Technology and Information existing at the time of signing the MSA or developed independently of the Work under this Agreement that is under the control of either Party and that is reasonably necessary, relevant, or otherwise useful for performing the Work under this Agreement. For the purposes of this definition “control” means ownership and/or the right to grant access or licenses to third parties.

CDA: Stands for Confidential Disclosure Agreement or Non-Disclosure Agreement, entered into by the Parties prior and concerning the subject matter of this MSA.

CHO: Denotes any cell line initially derived from a Chinese Hamster Ovary.

CHOExpress®: Refers to ExcellGene's proprietary, fully characterized CHO host cells grown in suspension culture, including any derived progeny.

CLD: Acronym for Cell Line Development.

Client Material: Consists of proprietary or licensed substances, compounds, peptides, proteins, nucleic acids, cDNA, expression vectors, tools, equipment, cell lines, samples, or other materials provided by the Client to ExcellGene.

Consulting: Includes all advice, information, or expertise provided to the Client upon request, in addition to activities outlined in this MSA, Price Contracts, or other service agreements between the Parties. Consulting is subject to an additional fee, as specified in the Price Contract.

Contractual Documents: Encompass the MSA, PCs, TQAs, and any CDAs, which may be amended over time as per the terms of this MSA.

Deliverables: Refer to the Work results intended for transfer to the Client, as specified in the corresponding Price Contract.

Development: Relates to any discoveries, inventions, or improvements made by ExcellGene during the course of the Work. This can include non-patentable know-how, trade secrets, methods, procedures, protocols, and more.

Field of Use or Field: Refers to the commercial application of a Product.

FlexiCHO®: Describes ExcellGene's proprietary cell culture medium, suitable for culturing CHOExpress® cells and other CHO-derived suspension culture cells.

FlexiHEK®: Denotes ExcellGene's proprietary cell culture medium, useful for the culture of HEKExpress® cells and other HEK293-derived suspension culture cells.

GMP: Acronym for Good Manufacturing Practice.

GOI: Acronym for Gene of Interest.

HEKExpress®: Refers to ExcellGene’s proprietary and fully characterized, suspension- cultured HEK293 host cells, as well as any derived progeny.

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Indication: Specifies the disease or condition, or symptoms thereof, targeted by a Product.

Information: Refers to knowledge shared by either Party, including but not limited to, trade secrets, methods, procedures, plans, and more, in any form or media.

Intellectual Property: Refers to all patents, trademarks, utility certificates and models, inventors’ certificates, copyrights, database rights, designs, domain names, trade secrets, know-how and any other proprietary rights, priority rights, prior user rights and all other rights of a like nature (and all applications of the foregoing) in each case whether registered or unregistered and in any jurisdiction.

In Writing: Pertains to communications exchanged either by hand or electronically in PDF format via email.

Licensed Material: Refers to material licensed from ExcellGene to the Client, as outlined in License Terms.

Licensed Technology: Refers to technology used in or related to the Licensed Material, as defined in License Terms.

Materials, Technology, and Information: Refers to either ExcellGene or Client-specific materials, technology, or information.

MCB: Abbreviation for Master Cell Bank, as defined in the corresponding TQAs.

MSA: Refers to the present Master Service Agreement, including its preamble and appendices.

Naïve: Refers to non-recombinant cells, specifically in the context of CHOExpress® or HEKExpress® cells that have not been genetically modified.

POI: Acronym for Protein of Interest.

Pool: Refers to a collection of non-clonal cells that stably express a Target Protein.

Pre-Clinical Studies: Denotes in-vitro and non-human in-vivo studies.

Price Contract: Refers to individual contracts regarding Work pricing and Deliverables, entered into periodically between the Parties under this MSA.

Product: Refers to any item containing a Target Protein, produced using the Licensed Material and/or Technology for a specific Indication and Field of Use.

Product License: Refers to the license provided by ExcellGene for the use of specific Licensed Material and Technology for pre-clinical and/or clinical studies or commercial manufacturing of a Product.

Research and Development or R&D: Refers to activities aimed at discovering and developing therapeutics, vaccines, diagnostics, or other. It does not include activities intended for regulatory filings, commercialization, or industrial manufacture.

Research License: Refers to the license provided by ExcellGene for the sole purpose of Research and Development.

Target Protein or Therapeutic: Refers to the expressed POI/GOI and any variants, as defined by the DNA sequence used for transfection, irrespective of the transfection technology used.

Third Party: Refers to any individual or entity other than the Parties and their respective Affiliates.

TGE: Abbreviation for Transient Gene Expression.

TQA: Stands for Technical Quality Agreement, possibly entered into between the Parties in relation to GMP Phases in a Price Contract.

Tx: Acronym for Transfection.

Variant or Protein Variant: Refers to proteins that are highly similar but have minor or major sequence variations.

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Vector: Refers to plasmid DNA used for the expression of Target Protein.

Work: Includes all work and services, as outlined in the Price Contracts and provided by ExcellGene.

Work Phase or Phase: Refers to a specific portion of the Work allocated to ExcellGene under a Price Contract.

XLG Material: Refers to any materials proprietary to ExcellGene, including but not limited to CHOExpress® or HEKExpress® Naïve and derived cell lines, pools, culture media, plasmids, and more.

XLG Technology: Refers to technology proprietary to ExcellGene for the expression of POI/GOI, including cell host use, transfection & cell culture protocols, media & feed formulations, scale-up and purification protocols, and more.

XLG Records: Refers to the Work records maintained by ExcellGene, in relation to the Work outlined in the Price Contracts and/or the TQA.

The definitions under the present Section shall prevail over any other definitions contained in the agreements already entered between the Parties.

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4.	CONTRACTUAL DOCUMENTS

4.1.	MASTER SERVICE AGREEMENT (MSA)

It is contemplated that ExcellGene may from time to time be requested to perform Work for Client. The Parties agree that any such Work – as well as the corresponding Contractual Documents – will be subject to the terms of this MSA. This MSA neither obligates Client to request any Work nor ExcellGene to accept such requests.

4.2.	PRICE CONTRACTS (PC)

The scope of Work as well as the corresponding Deliverables, price, payment schedule and other specifics must be defined in Price Contracts. Such Price Contracts will become binding when the Client and ExcellGene have agreed on the scope of Work and the price in writing.

4.3.	TECHNICAL QUALITY AGREEMENTS (TQA)

To the extent that Work has to be performed under GMP conditions, the Parties must define quality specifications in a TQA. TQAs are not applicable for Work that is not required to be performed under GMP conditions. Such TQA will become binding when the Client and ExcellGene have agreed on the scope and the price in writing.

4.4.	CONFIDENTIAL DISCLOSURE AGREEMENT(S) (CDA)

Any CDA already entered by the Parties in relation to the subject matter of this Agreement remains binding upon execution of this MSA and becomes a Contractual Document. Such CDA may be amended by the provisions of Section 10. In case of contradictions in relation to the extent of the confidential information, the Contractual Documents will be interpreted as to provide the most extensive confidentiality for the Parties.

4.5.	ORDER OF PRECEDENCE

This MSA together with any Price Contract, TQA and CDA constitute the Contractual Documents between the Parties and are referred to as the Agreement. Should a contradiction arise between the contractual documents, the terms of the MSA take precedence, unless the contradictory document contains an express and written derogation (for example, a Price Contract may vary the terms of this MSA by express provision relating to the Work covered by that Price Contract).

5.	SCOPE OF WORK

The Work to be performed by ExcellGene for the Client shall be defined in separate Price Contracts entered from time to time by the Parties. Any modification to the scope of Work must be documented in a written amendment to the respective PC. The amendment will specify the revised scope, timelines, and any associated costs. Both Parties must sign the amendment before the changes are implemented.

If not explicitly otherwise defined in the respective Price Contract ExcellGene will only execute biosafety level 1 (“BSL 1”) Work.

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6.	PRICE, LICENSE AND PAYMENT

6.1.	PRICE FOR WORK PERFORMED BY EXCELLGENE

The price due by Client to ExcellGene for each Work as well as the payment schedule shall be defined in separate Price Contracts entered from time to time by the Parties.

6.2.	LICENSE TERMS

License terms in relation to the Agreement are contained in Appendix 6.2. – License Fees and Terms of this MSA.

6.3.	INVOICING AND PAYMENT TERMS

All payments due by Client to ExcellGene shall be paid to the following bank account without deduction of any bank transfer fees:

Account holder:	[***]
Account holder’s address:	[***]
Bank name:	[***]
Bank address:	[***]
IBAN:	[***]
Clearing:	[***]
SWIFT/BIC:	[***]

Payments to ExcellGene are due within [***] calendar days from the date of the respective invoices, or, if applicable, no later than the dates specified in the payment schedule outlined in separate Price Contracts. Late payments will incur an annual interest penalty of [***] on the outstanding amount.

All prices, license fees, and additional costs stipulated in the Agreement are solely for the Work defined and do not include VAT, import duties, withholding taxes, or any other taxes that may be imposed by the Client's country on imported services or products. If applicable, these charges will be billed to the Client at the current rates on the date the invoice is issued.

Unless otherwise stated in the Price Contract, up-front fees, consumable costs, and outsourcing expenses are payable in full upon the signing of the Price Contract. A [***] handling fee will be added. These charges are non-refundable.

6.4.	COSTS AND EXPENSES FOR SHIPMENTS

All expenses related to the preparation, conditioning, packaging, and shipping of Deliverables or other materials will be billed to the Client as specified in the Price Contract.

7.	TIMELINE

7.1.	WORK DURATION

The duration for each scope of Work will be specified in individual Price Contracts, which will be established from time to time by both Parties.

7.2.	COMPUTATION OF WORK DURATION

The agreed upon duration for each phase of Work in the Price Contracts will commence from the latest of the following events:

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a) The date of the final signature on all relevant contractual documents (e.g., this MSA, the PC, and, if applicable, the corresponding TQA);

b) The receipt of all essential Client Material and Information from the Client or Third Parties;

c) An alternative date specified in the Price Contract;

d) Receipt of any agreed-upon advance payment.

When Work is divided into Phases, ExcellGene will advance to the next Phase once the latter two conditions (i.e., conditions b and d above) are satisfied, unless the Client formally requests a pause as per Sections 7.3 and 7.4.

The duration specified in the Price Contracts assumes uninterrupted Work progress without unexpected delays. Should delays occur that are not ExcellGene's fault, ExcellGene will automatically be granted a duration extension. Such an extension is warranted if the Client requests a Work interruption (see Sections 7.3 and 7.4) or delays essential approvals or milestone payments, or when required Client Materials or Information are missing, including those from third parties.

In these scenarios, the Client must officially extend the Work duration in writing by an amount equivalent to the total delays, plus any additional reasonable time needed to resume activities and account for public holidays at ExcellGene's place of business.

7.3.	WORK INTERRUPTIONS BETWEEN WORK PHASES

Both Parties agree to minimize interruptions in Work. If interruptions do happen, the Parties will collaboratively facilitate a swift resumption of activities.

Upon the completion of each Phase, the Client may require a break of up to four weeks for analysis and approval before ExcellGene proceeds to the next Phase. This break is not included in the total Work duration. If interruptions between Phases exceed four weeks, the terms laid out in Section 7.4 will apply.

All requests from the Client for Work interruption between Phases must be submitted In Writing.

7.4.	INTERRUPTION OF ONGOING WORK PHASE

The Client may request a pause in an ongoing Phase of Work, or additional pauses between Work Phases (as per Section 7.3), at any time.

In such cases, ExcellGene retains the right to invoice the Client for the Work performed up to the moment of interruption, as well as for the weekly maintenance fee outlined in the individual Price Contract for the duration of the interruption exceeding 4 weeks. The invoiced Work will be deemed proportional to the time elapsed from the start to the interruption of the ongoing Work Phase.

If cumulative interruptions in an ongoing Work Phase - or additional pauses between Phases - exceed eight weeks, the Parties will negotiate new Work durations. Should they fail to agree, and Work does not resume within ten weeks from the interruption, the Price Contract will be considered null and void, and provisions related to premature termination will apply (see Section 12.3).

All requests from the Client for interruptions of ongoing Work phases must be submitted In Writing.

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8.	RECORD KEEPING AND ACCESS

ExcellGene will ensure that XLG Records are accurately maintained and updated, in compliance with the regulations or guidelines specified in the Agreement. While the content of these records may be outlined in the Agreement, they will not contain ExcellGene's proprietary methodologies or any other intellectual property that is confidential and not typically disclosed to the Client based on industry norms.

The XLG Records will be preserved in either paper or digital format for a duration of five years following the completion of the Work related to each Price Contract. The Client has the right to review these records periodically, provided that four weeks' prior notice is given to ExcellGene. Upon Client’s written request from time to time, ExcellGene shall promptly provide to Client such information and such other commercially reasonable assistance as may be required for Client to prepare and submit reports to applicable regulatory authorities regarding any CLD-related Work (“Regulatory Reports”).

In addition, no less than ninety days before either removing or destroying the XLG Records, ExcellGene will send a written notification to the Client, offering them the option - at their own expense - either to relocate the XLG Records to a location of their choosing or to establish a separate Storage Agreement with ExcellGene. If the Client does not respond within 90 days of receiving this notice, ExcellGene reserves the right to go ahead with the removal or destruction of the XLG Records.

9.	OWNERSHIP OF MATERIAL, TECHNOLOGY AND DEVELOPMENT

9.1.	BACKGROUND IP

Both Parties agree that any Background IP owned by either Party at the time of entering into a Price Contract will continue to be owned by that Party. This applies irrespective of whether such Background IP is protected by patents, trade secrets, or other intellectual property rights, and regardless of its use in performing the Work or inclusion in any Deliverables to the Client.

To enable ExcellGene to execute the Work, the Client grants ExcellGene a royalty-free, non-transferable license to use the Client's Background IP, as detailed in the relevant Price Contracts. This license is restricted to the scope necessary for completing the Work and will automatically expire upon the Work's completion. ExcellGene is not permitted to transfer or sublicense this license.

To avoid any ambiguity, neither Party may, without prior written consent from the other Party:

-	use the other Party's Background IP for any purpose not explicitly authorized by this Master Service Agreement (MSA) or the relevant Price Contracts;

-	disclose or distribute any of the other Party’s Background IP to Third Parties; or

-	modify, reverse engineer, or otherwise analyze the composition or structure of any of the other Party’s Background IP, except as needed to perform the Work.

Upon request from the other Party, any Background IP received must either be returned or destroyed, with a written certification of its destruction.

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9.2.	FOREGROUND IP IN RELATION TO TRANSIENT GENE EXPRESSION

Rights to Deliverables concerning transient gene expression are defined as follows:

-	Client owns Client-provided plasmids containing the GOI/POI and Client-provided DNA or protein amino acid sequences, along with the supernatant made during one or more Price Contracts and/or the purified target protein made during one or more Price Contracts.

-	ExcellGene owns its plasmids containing a gene of interest, whether that gene belongs to the Client or ExcellGene, as well as the transfected cells.

Upon request, ExcellGene shall destroy any plasmids or transfected cell lines owned by ExcellGene that contain the Client’s gene of interest and confirm this in writing.

9.3.	FOREGROUND IP IN RELATION TO STABLE POOLS AND STABLE CELL LINE DEVELOPMENTS

Rights to Deliverables concerning stable pools and stable cell line developments are defined as follows:

-	Client owns the stable pools, stable cell lines (RCB, MCB), as well as the supernatant and/or the purified target protein. Use of these is subject to ExcellGene's licenses as detailed in Section 6.2.

-	ExcellGene owns its plasmids containing a GOI (whether belonging to the Client or ExcellGene), the transfected cells (including stable pools and cell lines), and the optimized feed and media formulations. The latter will only be disclosed to the Client for regulatory filing purposes. Use of these is subject to ExcellGene's licenses as detailed in Section 6.2.

Upon request, ExcellGene shall destroy any plasmids or transfected cell lines containing the Client’s gene of interest and confirm this in writing.

9.4.	OTHER FOREGROUND IP

This MSA encompasses services related to transient gene expression and stable cell line development. Intellectual Property generated in relation to such Work (“Foreground IP”) is subject to Sections 9.2 and 9.3. Should ExcellGene make any unexpected Developments outside the scope of these sections, the following will apply:

-	If the Developments solely rely on or are based on the Client’s Material or Background IP, they will be owned by the Client.

-	If the Developments solely rely on or are based on ExcellGene's Material or Background IP, they will be owned by ExcellGene.

-	If the Developments could not have been created without both Parties' Material or Background IP, they will be considered jointly developed and co-owned by both Parties. Upon request by either Party, the Parties will negotiate in good faith a joint ownership agreement with respect to such co-owned Developments.

ExcellGene must promptly notify the Client in writing of any Developments based on the Client's Material or Background IP. In such cases, ExcellGene will transfer all rights, titles, and interests in these developments and Deliverables to the Client, executing all necessary actions to confirm this transfer, at the Client's reasonable expense. ExcellGene will ensure that any entity or individual contributing to the Work is under a legal obligation

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to assign all generated IP to ExcellGene. Client patent applications for such Developments will not include claims to any ExcellGene Background IP, or Material, or Technology.

9.5.	IP DISPUTES

In the event of a disagreement over IP ownership, the Parties agree to appoint an independent expert within 30 days to resolve the dispute. The expert's decision shall be binding unless challenged in arbitration under Section 15.2.

10.	CONFIDENTIALITY

Notwithstanding anything to the contrary in the Agreement, the CDA already entered by the Parties in relation to the subject matter of this MSA shall remain in full force and effect, except that the mutual confidentiality obligations are extended until 15 (fifteen) years after the termination of the corresponding Price Contract.

11.	REPRESENTATION AND WARRANTIES

ExcellGene hereby represents and warrants that:

a) The Work rendered under this MSA shall be performed in strict accordance with the terms and conditions delineated herein, in compliance with applicable statutory laws, regulations, and shall conform to industry best practices, technical and commercial alike. Moreover, should there be any specific standards outlined in the associated Price Contract or Technical Quality Agreement (TQA), the Work shall adhere thereto.

b) To the best of ExcellGene's knowledge and belief, the Deliverables will not transgress or infringe upon the intellectual property rights of any third-party.

Except as expressly stipulated herein, ExcellGene disclaims all other representations and warranties, whether express or implied, concerning the Deliverables, their use, and the outcomes derived from the Work, including but not limited to, any warranties of merchantability or fitness for a particular purpose. Any stipulations for performance-based compensation or success fees (e.g., contingent upon cell productivity metrics) in favor of ExcellGene shall not be construed as constituting any warranty or guarantee with respect to the Deliverables or the results of the Work rendered.

In the event that ExcellGene fails to perform a Phase of the Work in accordance with the stipulations contained within this Section, the Client shall have the right to request that ExcellGene re-perform such Phase at ExcellGene's sole cost and expense.

Excepting breaches of Article 10 or indemnification under Article 15.3, all claims for indirect, special, or consequential damages are hereby expressly excluded, unless such damages have been occasioned by ExcellGene’s gross negligence or willful misconduct.

12.	EFFECTIVE DATE AND TERMINATION

12.1.	EFFECTIVE DATE OF THE MSA

The present MSA will become effective once signed by both Parties (Effective Date). It will apply to all subsequent Price Contracts entered into by the Parties, as well as any ongoing Price Contracts unless otherwise agreed upon. The MSA remains in effect until terminated as specified below.

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12.2.	MSA TERMINATION

Either Party can terminate this MSA by providing 30 days' written notice to the other Party. In the event of termination, the terms of this MSA will continue to apply to any ongoing or completed Price Contracts, unless explicitly agreed otherwise. Obligations stemming from separate Price Contracts and Technical Quality Agreements (TQA) will remain unaffected by the termination of this MSA.

12.3.	EARLY TERMINATION OF PRICE CONTRACTS

Either Party may terminate an active Price Contract for just cause by giving 30 days' written notice, which must include a reasonably detailed description of an uncured material breach.

If the Client terminates an ongoing Price Contract without just cause, or termination occurs under Section 7.4, the Client is responsible for paying the full fee for all initiated Work Phases, and any additional fees or costs under Section 7.4. In addition, if the Client terminates a Price Contract without just cause before [***] of the Work is completed, the Client shall pay [***] of the total Price Contract value as a break-up fee, and, if termination occurs after 50% completion, the Client shall pay a prorated fee based on the percentage of Work completed plus a [***] administrative fee.

Any post-development payments, like milestone payments defined under section 6.2, remain fully applicable in case the Client has received pools, clones or a stable cell line as Deliverable.

Regardless of the reason for termination, ExcellGene will furnish the Client with all related Reports and Deliverables within 60 calendar days after termination.

12.4.	PROVISIONS SURVIVING TERMINATION

Terminating this MSA or any Price Contracts does not absolve either Party from their responsibilities and rights as outlined in Sections 6, 9, 10, 11, 12, 13, and 15. Specifically, any obligations regarding confidentiality that have been established under this Agreement or any other CDA will continue to bind the Parties and will survive the termination.

13.	PUBLICITY

Client may reference ExcellGene as a service provider to the extent reasonable and customary on regulatory document or application, or as part of a scientific publication. Other than as set forth above, the Parties agree that each will have to obtain the other’s prior written approval before using the other’s name, logos, marks and/or registered brand names in any form of publicity. Such obligation will not apply to disclosures, which either Party is required by law to make, provided that the disclosing Party will notify the other Party of any such disclosure prior to such disclosure.

14.	NOTIFICATIONS

Any notice delivered to a Party pursuant to the Agreement must be done in writing and sent by registered mail or courier delivery or by electronic mail (with confirmation of delivery and receipt) to the addresses indicated below:

If to ExcellGene:
Attention:	Dr. Maria J. Wurm, CEO
ExcellGene SA
Route de l’Ile-du-Bois 1A

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CH-1870 Monthey, Switzerland
Fax: [***]
[***]
with copy to: [***]

If to Client:
Attention:	Thomas Lancaster
VP Manufacturing and Product R&D
100 Cummings Center, Suite 455B, Beverly, MA 01915
[***]

Any change in these contact details must be communicated to the other Party in accordance with this provision.

15.	APPLICABLE LAW AND DISPUTE RESOLUTION

15.1.	APPLICABLE LAW

The Agreement shall be governed and construed under the laws of Switzerland excluding (i) conflict of law’s provisions that would dictate the application of the laws of another jurisdiction and (ii) the Vienna Convention on the International Sale of Goods (CISG).

15.2.	DISPUTE RESOLUTION

The Parties agree to resolve disputes amicably through (i) C-level engagement, and (ii) mediation. If mediation fails, disputes shall be either settled at the courts of London, England, or, if both Parties agree in writing, resolved through arbitration under the Rules of Arbitration of the International Chamber of Commerce (ICC). The place of arbitration shall be London, England, and proceedings shall be conducted in English.

15.3.	CERTAIN REMEDIES

ExcellGene shall indemnify and hold harmless the Client and its officers, directors, owners and Affiliates (the “Indemnified Parties”) from and against any and all losses and liabilities (including judgments and reasonable attorneys’ fees) incurred by the Indemnified Parties in connection with any third-party claim relating to ExcellGene’s breach of its information obligations under Article 8 or its infringement representations under Article 11(b), except to the extent resulting from the Client’s gross negligence or willful misconduct.

For the avoidance of doubt, neither Party will be liable for any indirect, punitive, incidental, or consequential damages, including but not limited to loss of profits, reputational harm, or business interruptions resulting from its performance under this Agreement.

Except for liabilities arising from willful misconduct or gross negligence or from a breach of its non-infringement representation at Section 11(b), ExcellGene’s total cumulative liability under this Agreement, including all Price Contracts, shall not exceed the total amount paid by the Client to ExcellGene in the twelve (12) months preceding the claim.

ExcellGene’s total indemnification obligation shall be strictly limited to the coverage provided by its liability insurance (AXA QCH0016439LI, maximum CHF 10’000’000 per claim, CHF 5’000’000 for Errors of Products and/or Services) and shall not extend beyond such coverage under any circumstances. ExcellGene shall have no liability beyond the amounts actually paid out under such insurance coverage.

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16.	FORCE MAJEURE

Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to unforeseeable and unavoidable causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, floods, avalanches, strikes and labor disputes, supply blockades or bottlenecks, epidemics, pandemics, acts of war, terrorism, civil unrest or intervention, sanctions, embargos or similar of any governmental authority (“Force Majeure”). When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

If a Force Majeure Event persists for more than 90 days, either Party may request renegotiation of the affected terms. If no agreement is reached within 30 days of the request, either Party may terminate the affected Price Contract without penalty, subject to payment for completed and started Work.

17.	FINAL PROVISIONS

17.1.	ASSIGNMENT

Either Party may assign this Agreement to an Affiliate with prior written notice to the other Party, provided the assigning Party guarantees the Affiliate’s performance. Client may assign all rights and duties under this Agreement to any buyer of (a) a controlling interest in or substantially all the assets of Client, or (b) all the right, title, and interest of Client in and to a particular Product, provided that the assignment (i) must be documented in writing and shared with ExcellGene upon execution, (ii) must require the assignee to adhere to all confidentiality and use restrictions applicable to this Agreement, and (iii) must ensure ExcellGene is indemnified by the assignee from any third-party claims arising out of the assignment or assignee’s breach of this Agreement. Any other assignment requires prior written consent, which shall not be unreasonably withheld. The assignee must demonstrate financial stability and capability to fulfill the Agreement's obligations.

17.2.	NON-SOLICITATION

The Parties agree not to solicit for employment, directly or indirectly, any officer or employee of the other Party or its affiliates for the duration of as well as twelve (12) months after the termination of the Agreement and the corresponding Price Contracts. Notwithstanding the foregoing, a Party may (i) hire any such officer or employee of the other Party who had been terminated prior to commencement of such employment discussions and (ii) solicit any such officer or employee by general employment advertising, provided that such advertising is not specifically targeted at the employees of the other Party.

17.3.	AMENDMENTS

Any addition or amendment of the Agreement including amendments of the present clause, require the written form and the signature of the authorized representatives of the Parties in order to be binding.

17.4.	NO PARTNERSHIP

ExcellGene and Client shall at all times act as independent Parties and nothing contained in the Agreement shall be construed or interpreted as to create any agency, partnership, joint venture or employment relationship between the Parties.

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17.5.	SEVERABILITY

If any one or more of the provisions of the Agreement shall be held to be invalid, illegal or unenforceable, that provision shall be excluded to the extent of such invalidity, illegality or unenforceability. All other provisions of this Agreement shall continue in full force and effect and the excluded provision shall be replaced so as to accomplish, as closely as possible, the original intent of the Parties.

17.6.	ENTIRE AGREEMENT

The provisions of the present MSA shall supersede all previous terms expressly or implicitly agreed in relation to the Work performed or to be performed by ExcellGene (including those outlined in term sheets). However, the present MSA shall not void or supersede any non-disclosure agreement already entered between the Parties (see Section 10) nor the Purchase Order [***] dated March 5, 2025 (the “March 5 Purchase Order”).

17.7.	AUTHORITY

Each of the individuals executing this MSA represents that he or she has full right and authority to execute this instrument on behalf of the Party it represents and to bind such Party.

Signature page follows

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18.	COUNTERPARTS AND SIGNATURES

This MSA as well as the related Price Contracts and TQAs may be executed in two or more counterparts (whether by hand or electronically), each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. Such executed counterparts received by e-mail in PDF- format are valid.

This MSA is executed by the authorized representatives of the Parties:

Akston Biosciences Corporation		Date: 2025-03-19

/s/ Tom Lancaster
Name:	Tom Lancaster
Title:	VP, Manufacturing and Product R&D

ExcellGene SA		Date: 2025-03-19

/s/ Dr. Maria J. Wurm		/s/ Dr. Florian M. Wurm
Dr. Maria J. Wurm		Dr. Florian M. Wurm
Co-Founder & CEO		Co-Founder, President & CSO

Appendices:

Appendix 6.2. – License Fees and Terms

END OF DOCUMENT

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APPENDIX 6.2: LICENSE FEES AND TERMS

To MSA between ExcellGene SA and Akston Biosciences Corporation.

1	DOCUMENT

1.1	Creation

Created (YYYY-MM-DD)	Released (YYYY-MM-DD)	Finance ID
2025-03-05	2025-03-19	AKS

Brooke Williams	/s/ Brooke Williams
BD Manager

Vlad Moldovan	/s/ Vlad Moldovan
Sales Backoffice Manager

Sebastian Rheindorf-Zaorski	/s/ Sebastian Rheindorf Zaorski
Chief Strategy & Corporate Development Officer

Dr. Divor Kiseljak	/s/ Dr. Divor Kiseljak
Chief Operating Officer

1.2	Follow-up

Version	Issuance	Review	Criticality of change	Training needed
1	2025-03-19	n/a	n/a	No

1.3	Related documents

(Name/REC)	(YYYY-MM-DD)	(YYYY-MM-DD)
Document	Effective date	Termination date

CDA	2025-03-03	2030-03-03; 24:00
MSA REC-11299	2025-03-19

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2	TABLE OF CONTENT

APPENDIX 6.2: LICENSE FEES AND TERMS		1
1 DOCUMENT		1
1.1	Creation	1
1.2	Follow-up	1
1.3	Related documents	1
2 TABLE OF CONTENT		2
3 PURPOSE		3
4 LICENSE GRANTED		3
4.1	Licenses for Cell Line Development	3
4.1.1	Licensed Materials	3
4.1.2	Research Licenses	3
4.1.3	Product License	3
5 LICENSE TERMS		4
5.1	License start	4
5.2	Exclusivity	4
5.3	License restriction	4
6 LICENSE FEES		4
6.1	RESEARCH LICENSES FEES	4
6.2	PRODUCT LICENSE FEES	5
7 REPORTING OBLIGATION		5
8 TRANSFER OF THE LICENSE RIGHTS		5
8.1	License assignment	5
8.2	License sub-licensing	6
9 COUNTERPARTS AND SIGNATURES		7

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3	PURPOSE

For the Purpose, ExcellGene shall grant to Client Research Licenses and Product Licenses for use of Price Contract provided Deliverables in the form of Licensed Materials and/or Licensed Technology. These Licenses are subject to the terms and conditions set forth in this Appendix 6.2 to the MSA.

4	LICENSE GRANTED

4.1 Licenses for Cell Line Development

4.1.1	Licensed Materials

ExcellGene shall generate and deliver to Client, based on its proprietary host cells and associated technology, and under use of Client’s Target Protein sequences, clonally derived stable cell lines and cell banks ("Licensed Materials") comprising recombinant cells for the production of Target Proteins.

The Research Licenses granted by ExcellGene to Client shall cover the use of the Licensed Materials and associated technology constituting Background IP of ExcellGene ("Licensed Technology") for the production of the Target Protein(s) for research and development purposes.

The Product Licenses granted by ExcellGene to Client shall cover the use of the Licensed Materials and Licensed Technology for the production of Target Proteins for preclinical trials, clinical trials, commercialization, or other exploitation (e.g., further development, Master Cell Banks, Working Cell Stocks, GMP manufacturing or commercial manufacturing) of a Product containing the Target Protein(s). Each commercialized Product is subject to a separate Product License.

4.1.2	Research Licenses

ExcellGene grants Client an exclusive, worldwide Research License for clonal derived cell lines and cell banks expressing Target Proteins. This Research License is intended to cover the production of Target Proteins for R&D.

The Research license is neither assignable nor sub-licensable, except to Affiliates of Client or to any buyer of (a) a controlling interest in or substantially all the assets of Client, or (b) all the right, title, and interest of Client in and to a particular Product.

4.1.3	Product License

ExcellGene grants Client (i) an exclusive, worldwide license for the use of Licensed Material and (ii) a non-exclusive, worldwide license for the use of Licensed Technology. Each Product License is intended to cover the production of one Target Protein for preclinical studies, clinical trials, commercial production, or other exploitation (e.g., further development, Master Cell Banks, Working Cell Banks, GMP or commercial manufacturing) of a Product. In particular, the Product License shall allow Client:

•	to produce the Target Protein for preclinical studies;
•	to generate Master Cell Banks (MCB) to produce the Target Protein for preclinical studies, clinical trials, and commercial production;

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•	to generate working cell banks (WCB) to produce the Product for preclinical studies, clinical trials, and commercial production;
•	to study the characteristics of the Target Protein;
•	to make other uses of the Licensed Technology directly related to and necessary for the preclinical studies, clinical trials and commercial production of a Product based on the Target Protein;
•	to manufacture, market and commercialize the Product.

Product License may be assigned or sub-licensed.

5	LICENSE TERMS

5.1	License start

The license rights defined in the present Agreement shall become effective at whatever occurs last (i) the Effective Date of the Price Contract or another document related to the respective technology, or (ii) the first license fee payment has been received by ExcellGene.

5.2	Exclusivity

Exclusive Innovators: ExcellGene agrees that it shall not license, sublicense, or otherwise make available the delivered Licensed Materials or Licensed Technology to any Third Party for any purpose related to the Target Protein. Furthermore, Client agrees that it shall not use, nor permit any sublicensee to use, the Licensed Materials or Licensed Technology for any purpose other than the expression of the Target Protein.

General Provisions: For the avoidance of doubt, ExcellGene retains ownership of and the right to use or make available the Licensed Technology to any Third Party for purposes unrelated to the Target Protein (on the condition that such Licensed Technology does not contain any Target Protein), irrespective of the exclusivity or non-exclusivity of the arrangement. Notwithstanding anything to the contrary herein, Client retains ownership of and the right to use the Target Proteins for any purpose.

5.3	License restriction

The licenses rights granted do not include the right for Client to request disclosure of know- how, trade secrets or information to the extent not specifically needed for the Purpose.

6	LICENSE FEES

6.1	Research Licenses Fees

In consideration of the Research Licenses granted under Sections 4.1.2, upon Client’s receipt of the Licensed Materials (“Research Fee Start Date”), Client shall pay ExcellGene a fixed annual license fees of CHF 10’000 (ten thousand Swiss Francs) for the Research License.

The annual license fee will be due within 30 days after each anniversary of the Research Fee Start Date for as long as Client is using the Research Licenses granted under Section 4.1.2 for (a) any R&D Development or (b) Product(s) containing the Target Protein.

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Client will be deemed to be using the Research Licenses until Client provides ExcellGene with a written notice confirming that (i) all Licensed Materials as well as the Licensed Technology will no longer be used, (ii) the Licensed Materials transferred to Client have been destroyed and (iii) the information transferred to Client and relating to the Licensed Technology were destroyed and/or irrevocably deleted from all physical and electronic supports, or (iv) that Client has notified ExcellGene that it would like to convert the Research License into a Product License

6.2	Product License Fees

In consideration of Product License granted under Section 0 Client shall pay ExcellGene, for each Product containing a Target Protein, the following license fees each of which shall only be paid once:

(i)	A one-time fee of CHF 30’000.- (thirty thousand Swiss Francs), payable upon the establishment of the Master Cell Bank.
(ii)	A one-time fee of CHF 50’000.- (fifty thousand Swiss Francs), payable upon the manufacturing of the first GMP batch using the Licensed Materials.
(iii)	A one-time fee of CHF 90’000.- (ninety thousand Swiss Francs), payable at market approval.

The above license fees each cover only one Product containing a Target Protein under the assumption that the Target Protein is a clonally derived POI/GOI and the generation of the corresponding recombinant cell lines and/or the subsequent development work was done by ExcellGene.

Notwithstanding the foregoing, no license fees will be due from Client in connection with its first full project, which is the subject of the March 5 Purchase Order, if Client executes a Price Contract within 2025 to commence a second full project with ExcellGene.

7	REPORTING OBLIGATION

The Client must notify ExcellGene of any event triggering a license fee payment within 45 days. Failure to notify within this period will not waive ExcellGene's rights to payment but may incur an administrative fee of [***].

8	TRANSFER OF THE LICENSE RIGHTS

8.1	License assignment

Notwithstanding anything to the contrary in Section 17.1 of the MSA and subject to section 6.2. Client may assign the rights granted under the Product License. Client may assign the Product License rights to Third Parties solely for purposes related to the production, commercialization, or further development of Products containing the Target Protein. All assignees must:

•	Be documented in writing and shared with ExcellGene upon execution.
•	Require assignees to adhere to the confidentiality and use restrictions in this Agreement.
•	Ensure ExcellGene is indemnified by the assignee from any third-party claims arising out of the assignment or the assignee’s breach of this Agreement.

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ExcellGene may require Client to pay an administrative fee in connection with any such assignment, not to exceed [***].

8.2	License sub-licensing

Notwithstanding anything to the contrary in Section 17.1 of the MSA and subject to section 6.2. Client may grant sublicenses for the Product License through multiple tiers. Client may sublicense the Product License rights to Third Parties solely for purposes related to the production, commercialization, or further development of Products containing the Target Protein. All sublicenses must:

•	Be documented in writing and shared with ExcellGene upon execution.
•	Require sublicensees to adhere to the confidentiality and use restrictions in this Agreement.
•	Ensure ExcellGene is indemnified by the sublicensee from any third-party claims arising out of the sublicense or the sublicensee’s breach of this Agreement.

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9	COUNTERPARTS AND SIGNATURES

This Agreement may be executed in two or more counterparts (whether by hand or electronically), each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. Such executed counterparts received by fax or e-mail/.pdf are valid.

IN WITNESS WHEREOF, this Agreement is executed by the authorized representatives of the Parties:

Akston Biosciences Corporation		Date: 2025-03-19

/s/ Tom Lancaster
Name:	Tom Lancaster
Title:	VP, Manufacturing and Product R&D

ExcellGene SA		Date: 2025-03-19

/s/ Dr. Maria J. Wurm		/s/ Dr. Florian M. Wurm
Name:	Dr. Maria J. Wurm	Name:	Dr. Florian M. Wurm
Title:	Co-Founder & CEO	Title:	Co-Founder, President & CSO

END OF DOCUMENT

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